EXHIBIT 99.1


                 WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES
                 ---------------------------------------------
             Computation of Ratio of Earnings to Fixed Charges and
             -----------------------------------------------------
                           Preferred Stock Dividends
                           -------------------------
                     Twelve Months Ended December 31, 1998
                     -------------------------------------
                                  (Unaudited)

                             (Dollars in Thousands)


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

PRE-TAX PREFERRED STOCK DIVIDENDS:
  Preferred Dividends .......................................    $  1,331
  Effective Income Tax Rate .................................      0.3685
  Complement of Effective Income Tax Rate (1 - Tax Rate) ....      0.6315

  Pre-Tax Preferred Dividends ...............................    $  2,108
                                                                 ========

FIXED CHARGES:

  Interest Expense ..........................................    $ 37,904
  Amortization of Debt Premium, Discount and Expense ........         431
  Interest Component of Rentals .............................          12
                                                                 --------
     Total Fixed Charges ....................................      38,347

  Pre-tax Preferred Dividends ...............................       2,108
                                                                 --------
        Total ...............................................    $ 40,455
                                                                 ========

EARNINGS:

Net Income ..................................................    $ 55,420
     Add:
     Income Taxes Applicable to Operating Income ............      30,868
     Income Taxes Applicable to Other Income - Net ..........       1,476

     Total Fixed Charges ....................................      38,347
                                                                 --------
Total Earnings ..............................................    $126,111
                                                                 ========

Ratio of Earnings to Fixed Charges and Preferred Stock
     Dividends ..............................................         3.1
                                                                 ========
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